Exhibit 99.1

RLH CORPORATION CLOSES SALE OF

RED LION HOTEL TEMPLIN’S ON THE RIVER FOR $9.25 MILLION

Company sells seventh hotel in 2018 advancing asset light strategy

DENVER (May 16, 2018) — RLH Corporation (NYSE:RLH) announced today the sale of Red Lion Hotel Templin’s on the River in Post Falls, Idaho for $9.25 million. The hotel marks the seventh of 11 hotels being marketed for sale previously disclosed in October 2017. Red Lion Hotel Templin’s on the River, along with all other sold hotels, has signed a franchise license agreement to retain their Red Lion brand.

RLH Corporation’s total loss on the sale is expected to be approximately $0.3 million, and $6.7 million of the proceeds of the sale was used for debt repayment at the closing. Together with the other six previously announced sales, RLH Corporation’s gain on sales is approximately $16.2 million.

“We have made great strides in becoming an asset light company,” said RLH Corporation President and Chief Executive Officer Greg Mount. “With seven hotels sold so far in 2018, we have been able to repay the long-term debt relating to those assets and increase cash reserves and debt capacity to fund growth of our franchise business.”

Red Lion Hotel Templin’s on the River accounted for $4.3 million in revenue on an annual basis in 2017. The hotel’s adjusted EBITDA on consolidated reporting was $1.0 million and RLH Corporation’s share of the adjusted EBITDA was approximately $0.5 million for 2017. This impact does not take into account the previously announced corporate overhead adjustments to reduce operating costs.

To learn more about franchising with RLH Corporation, visit franchise.rlhco.com. We don’t wait for the future. We create it.

About RLH Corporation

Red Lion Hotels Corporation is an innovative hotel company doing business as RLH Corporation and focuses on the franchising, management and ownership of upscale, midscale and economy hotels. The company focuses on maximizing return on invested capital for hotel owners across North America through relevant brands, industry-leading technology and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

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Investor Relations Contact:

Amy Koch

O: 509-777-6417

C: 917-579-5012

investorrelations@rlhco.com

Media Contact:

Dan Schacter

Director, Social Engagement and Public Relations

509-777-6222

dan.schacter@rlhco.com